Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

November 25, 2015

Snyder’s-Lance, Inc.

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Re:	Snyder’s-Lance, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

At your request and as your counsel, we have reviewed the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Snyder’s-Lance, Inc. (the “Company”), a North Carolina corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 25,479,127 shares of common stock, par value $0.83–1/3 per share, of the Company (the “Common Stock”), to be issued by the Company to the stockholders of Diamond Foods, Inc. (“Diamond”) pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, by and among the Company, Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC and Diamond (the “Merger Agreement”).

As such counsel, and in connection with such review of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and proposed issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. During the course of such examination and review and in connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company to the stockholders of Diamond will be, upon issuance, sale and delivery in the manner and under the terms and conditions described in the Merger Agreement and the Registration Statement, validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited solely to the laws of the State of North Carolina. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement, and any amendments thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Troutman Sanders LLP